EXHIBIT 14.2

STANCORP FINANCIAL GROUP, INC.

CODE OF ETHICS

FOR

SENIOR OFFICERS

StanCorp Financial Group Inc. (individually or collectively, with any subsidiaries thereof, the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics. In addition the Company will make full and accurate financial disclosure in compliance with applicable laws, rules and regulations. This Code of Ethics, applicable to “Senior Officers” defined as the Company’s President and Chief Executive Officer, Chief Financial Officer, Controller and Treasurer, and all members of the Company’s Management Committee, which includes all executive officers who report directly to the Chief Executive Officer, sets forth specific policies to guide Senior Officers in the performance of their duties. References herein to “you” or “your” shall be deemed to mean Senior Officers.

Beyond the commitments specifically applicable to Senior Officers as detailed in this Code of Ethics, you also have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns. StanCorp’s Guide to Business Conduct, which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all the Company’s employees and officers. You are bound by the requirements and standards set forth in the Guide to Business Conduct, as well as those set forth in this Code of Ethics and other applicable policies and procedures.

Compliance with Laws, Rules and Regulations

You are required to comply with all applicable laws, rules and regulations governing the conduct of the Company’s business and to report any suspected violations of applicable laws, rules and regulations as directed herein.

Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Company’s business and your independent judgment, you should avoid activities and personal interests that create, or could reasonably be expected to create, a conflict between your interests and the interests of the Company. Senior Officers are expected to dedicate their best efforts to advancing the Company’s interests and to use objective and unbiased standards when making decisions that affect the Company. A conflict of interest occurs when your private interests interfere in any way, or could reasonably be expected to interfere, with the interests of the Company as a whole. Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or potential conflicts of interest between personal and business relationships, and never acting in a manner that could cause you to lose your independence and objectivity. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or could reasonably be expected to create a conflict of interest, you must make full disclosure of all facts and circumstances to, and obtain prior approval from, the Nominating and Corporate Governance Committee or the Board of Directors. You must also make full disclosure of any existing situations that create or could reasonably be expected to create a conflict of interest, and obtain Nominating and Corporate Governance Committee or Board of Directors approval on how to handle such actual or apparent conflict of interest.

Improper Personal Benefits from the Company

Conflicts of interest can arise when a Senior Officer or a member of his or her family receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure.

Financial Interests in Other Businesses

You must avoid having an ownership interest in any other enterprise if that interest compromises or could reasonably be expected to compromise your loyalty to the Company. For example, you may not own an interest in a business that competes with the Company, or that does business with the Company (such as a customer or supplier), unless you obtain the prior approval of the Nominating and Corporate Governance Committee or the Board of Directors. However, it is not typically considered a conflict of interest (and therefore prior approval is not required) to make investments with a total value of no more than 1 percent of the outstanding shares of a competitor, customer, or supplier that is listed on a national or international securities exchange.

Business Arrangements with the Company

Without the prior approval of the Nominating and Corporate Governance Committee or the Board of Directors, you may not participate in a joint venture, partnership or other business arrangement with the Company.

Corporate Opportunities

If you learn of a business or investment opportunity, whether through the use of corporate property or information or your position at the Company or otherwise, and such business or investment opportunity could reasonably be expected to be of interest to the Company, then you may not participate in the business or make the investment without the prior approval of the Nominating and Corporate Governance Committee or the Board of Directors. Such an opportunity should be considered an opportunity for the Company in the first instance.

Outside Employment with a Competitor, Customer or Supplier

Without the prior approval of the Nominating and Corporate Governance Committee or the

Board of Directors, you may not be a competitor of, nor may you be employed by, serve as a director of or represent a customer or competitor of the Company (except for the purchases of products or services from the Company in the ordinary course as a retail customer). Similarly, without the prior approval of the Nominating and Corporate Governance Committee or the Board of Directors, you may not be a supplier to or be employed by, serve as a director of or represent a supplier to the Company. You may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

Charitable, Government, Board and Other Outside Activities

The Company encourages its Senior Officers to participate in projects and causes that further its interests and the welfare of our local communities. Participation in professional, civic, charitable and educational activities should be carefully considered to ensure against any actual or perceived conflict with Company interests. You must obtain the approval of the Chief Executive Officer (or, in the case of the CEO, the Chair of the Nominating and Governance Committee) before serving as a director or trustee of any for-profit organization, or before running for election or seeking appointment to any government-related position.

Family Members Working in the Industry

If a member of your family (to include your spouse or significant other, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) is a competitor, supplier or customer of the Company or is employed by such competitor, you must disclose the situation to the Chief Executive Officer (or, in the case of the CEO, the Chair of the Nominating and Corporate Governance Committee) so the Company may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against disclosing inadvertently the Company’s confidential information and your involvement in decisions on behalf of the Company that involve the other company.

Disclosures

As a public company, the Company is required to file various periodic and other reports with the Securities and Exchange Commission (“SEC”). It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Compliance with the Code

If you have questions about this Code of Ethics, you should seek guidance from the General Counsel or, alternatively, the Chair of the Nominating and Corporate Governance Committee. If

you know of or suspect a violation of this Code of Ethics, you must immediately report that information to the Nominating and Corporate Governance Committee or the Board of Directors. Under the Company’s Guide to Business Conduct and related policies applicable to all employees, retaliation in response to a good faith report of a suspected violation is prohibited.

Violations of this Code of Ethics may result in disciplinary action, up to and including termination of employment. In the case of violations of law, civil or criminal prosecution may result.

Waivers of the Code

If you would like to seek a waiver of the Code of Ethics, you must make full disclosure of your particular circumstances to the Nomination and Governance Committee or the Board of Directors. Changes in and waivers of this Code of Ethics will be disclosed as required under applicable law and regulations.

No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Officers in the conduct of the Company’s business. It is not intended to and does not constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

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